SEPARATION AGREEMENT AND GENERAL RELEASE

     This Separation Agreement and General Release, dated November 1, 2004, is by and between Michael J. Phelan (“Employee”) and SANZ Inc. (the “Company”, and collectively with SAN Holdings, Inc., Solunet Storage, Inc. and Solunet Storage Holding Corp., the “Corporate Group”).

W I T N E S S E T H:

     WHEREAS, Employee’s employment with the Company and with the Corporate Group was terminated effective August 20, 2004 (the “Effective Date”); and

     WHEREAS, the parties hereto desire to put to rest and settle all controversy between them related to and/or arising out of Employee’s employment with, and termination from, the Corporate Group and the facts and circumstances underlying the same, and to settle and compromise any and all claims and differences between them, of any sort, origin or description.

     NOW, THEREFORE, Employee and the Company, intending to be legally bound hereby and in consideration of the promises contained herein, do hereby agree as follows:

          1.   Payments. The Company will pay to Employee an aggregate of $200,000 (the “Separation Payment”) less $78,000 in advance bonus payments previously made to Employee but not yet earned by Employee, i.e., a net Separation Payment of $122,000, less all appropriate payroll deductions. Such payment will be contingent upon Employee’s delivery of the executed Separation Agreement and General Release to the General Counsel of the Company no later than November 1, 2004, and the expiration of the 7-day revocation period described in paragraph 14 below. Subject to the immediately preceding sentence, the Separation Payment will be made in 14 payments of $8,333.33 plus one payment of $5,333.38, in accordance with the Company’s standard payroll schedule in effect from time to time. The parties acknowledge that, solely for the convenience of Employee, advances against the Severance Payment have already commenced, and all such payments previously made constitute part of the Separation Payment and will be credited against the Separation Payment.

          2.   Amendments to Stock Option. Pursuant to that certain Amendment to Grant Agreement of even date herewith (the “Option Amendment”), the Company agrees:

          a.   to cause one-fourth of the Stock Option dated December 18, 2003 currently held by Employee (the “Stock Option”) to become immediately vested (such one-fourth portion consisting of an option to purchase 275,000 shares of SAN Holdings, Inc. Common Stock at an exercise price of $.40), and

          b.   that the vested portion of the Stock Option shall not expire as a consequence of the termination of Employee’s employment, but rather shall expire solely upon the first to occur of the other termination events set forth in the Stock Option;

          c.   The foregoing summary of such amendments is qualified in its entirety by the terms of the Option Amendment. Further, the effectiveness of such amendment is expressly conditioned upon Employee’s delivery of the executed Separation Agreement and General Release to the General Counsel of the Company no later than November 1, 2004, and the expiration of the 7-day revocation period described in paragraph 14 below.

          3.   Resignation as Director. Contemporaneously with his execution of this Agreement, Employee will tender his written resignation as a Director of SAN Holdings, Inc. In the event Employee fails to tender such resignation, this Agreement shall constitute Employee’s resignation as Director.

          4.   Release. In consideration of the Company’s Separation Payment to Employee as described in paragraph 1 and the Option Amendment summarized in paragraph 2, Employee, on behalf of himself, his spouse and his dependents, heirs, executors, administrators and assigns, past and present, and each of them and its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, successors, assigns and all persons acting by, through, under or in connection with them, past and present (hereinafter collectively referred to as “Releasors”), agrees that his receipt of the payment(s) described in paragraph 1 and the Option Amendment summarized in paragraph 2 is in full settlement of any and all claims which Employee and Releasors have or may have had as a result of Employee’s employment with and separation from employment with the Company and the Corporate Group, and hereby ABSOLUTELY AND IRREVOCABLY AND UNCONDITIONALLY RELEASES AND FOREVER DISCHARGES each member of the Corporate Group and their respective affiliates, successors, predecessors and assigns, past or present (including without limitation Sun Solunet LLC, Sun Capital Partners II, L.P., Sun Capital Partners, Inc.), and each of them and its and their trustees, directors, employees, shareholders, officers, insurers, representatives, agents, consultants, related organizations, attorneys and successors and assigns, past and present, jointly and individually, and all persons acting by, through, under or in concert with them, past and present, and each of them (hereinafter collectively referred to as the “Released Parties”), from any and all rights, claims, demands, controversies, damages, costs, expenses, compensation, consequential damages, actions, causes of action, suits, obligations, judgments, promises, administrative claims, actions or proceedings, sums of money, executions and liabilities of every kind and character whatsoever, known or unknown, in law or in equity (hereinafter “claims”) under any federal, state or local statute, regulation, ordinance, order, rule or common law theory, including without limitation, claims arising from and during employment, whether the claims are past or present, whether they arise from common law or statute, whether they arise from labor laws or discrimination laws such as Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Civil Rights Act set forth at 42 U.S.C. s. 1981, the Civil Rights Act of 1986, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, and/or the Pennsylvania Human Relations Act, which Employee and the Releasors have or may have had against the Released Parties, whether now apparent or yet to be discovered or which may hereafter develop based on events that have transpired from the beginning of time to the date of execution of this Separation Agreement and General Release, whether or not an action, claim, complaint or charge has been filed by Employee. Employee further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past concerning Employee’s employment relationship with or termination from the Corporate Group, or involving any continuing effects of any acts or practices which may have arisen or occurred on or prior to the date of this Separation Agreement and General Release, Employee will not seek or accept any personal equitable or monetary relief in such civil action, suit or legal proceeding.

          5.   No Admission of Liability. Execution of this Separation Agreement and General Release and payment of the Separation Payment specified in paragraph 1 and the Option Amendment summarized in paragraph 2 do not constitute an admission by any Released Party of any violation of any Civil Rights or other employment discrimination statute, or any other legal statute, provision, regulation, ordinance, order or action under common law. Rather, this Separation Agreement and General Release expresses the intention of the parties to resolve all issues and other claims related to or arising out of Employee’s employment by and termination from the Company.

          6.   Covenants.

a. Covenant. Employee agrees that, during the period ending August 20, 2006, he shall not, directly or indirectly:

          (i)   own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business operating in the United States which (A) is engaged in the type of business conducted by the Corporate Group as of the Effective Date; or (B) is, or is reasonably likely to become, directly or indirectly, a material competitor of the Corporate Group with respect to the lines of business conducted by the Corporate Group as of the Effective Date or lines of business in which, as of the Effective Date, the Corporate Group has developed concrete plans to engage in the future as a substantial part of its business;

          (ii)   hire or employ anyone who is, at the time, an employee, agent, manager, consultant, or other participant in the Corporate Group’s business, or otherwise seek to induce or persuade any such person to terminate such employment or other relationship in order to enter into any business relationship with him, with any business organization in which he is a participant in any capacity whatsoever, or with any other business organization in competition with the Company Business; or

          (iii)   induce or attempt to persuade any person or entity who is a customer of the Corporate Group as of the date of this Agreement or who has been such a customer within the preceding twelve months to purchase from any vendor other than the Corporate Group the types of products that are then offered for sale by the Corporate Group.

          b.   Passive Investments. Notwithstanding the foregoing, Employee may own interests of less than one percent of the outstanding equity securities of a company that is engaged in a business otherwise prohibited under subsection (a) if the equity securities of such company are registered under the Securities Exchange Act of 1934.

          c.   Consideration. Employee acknowledges and agrees that the Company’s commitment to pay the Severance Payment to Employee pursuant to paragraph 1 and the Option Amendment summarized in paragraph 2 constitute sufficient consideration for the covenant not to compete contained in this paragraph.

          d.   Reasonableness and Scope. Employee acknowledges and agrees that the foregoing restrictions are reasonable in all respects, including without limitation in their duration and their geographical scope, and that those restrictions will not prevent him from earning a living. Employee further acknowledges that the market for the Corporate Group’s services and products is, by its nature, without geographical boundaries, and that it is therefore reasonable for the foregoing restrictions to be without geographical limitation except as provided in clause (i) of paragraph 6(a).

          e.   Tolling of Periods During Breach or Threatened . In the event it becomes necessary or desirable for the Company to seek compliance with the provisions of this paragraph 6 by legal proceedings, the period during which Employee shall comply with said provisions shall extend for a period of two years from the date of the legal order requiring such compliance.

          7.   Nondisparagement. Employee shall not issue or cause to be issued or condone the issuance of any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against the Company and/or the Company’s products or services. The Company shall not authorize, direct or condone the issuance of any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against Employee. This obligation extends to all statements, written or oral, whether intended to be public or private (e.g., ” the Company discriminated against me”). In response to inquiries from third parties, Employee and the Company shall state only that Employee separated from the Company on mutually acceptable terms. Employee agrees that the Company may also confirm to third parties Employee’s dates of employment and title/position.

          8.   Confidential Information, Proprietary Information and Inventions. In consideration of the Company’s agreement to make the payments specified in paragraph 1 and the Option Amendment summarized in paragraph 2, Employee agrees that:

          a.   He will hold all Confidential Information in strictest confidence and will not use or disclose any Confidential Information without the Company’s written authorization, indefinitely. “Confidential Information” means any non-public information relating to the Corporate Group or its customers or vendors, including but not limited to customer and supplier lists and data, customer requirements, product plans or developments, computer programs, procedures and processes, and any non-public information entrusted to the Corporate Group by customers or other third parties. However, Confidential Information does not include any information that becomes publicly known and generally available through no wrongful act by Employee. Employee also agrees that he will not use for his benefit or for the benefit of any other person any information or intellectual property that, while not confidential, is treated as proprietary by the Corporate Group and that may not be used by third parties without payment (“Proprietary Information”). Employee further agrees that all Confidential Information and Proprietary Information constitute the property of the Corporate Group and represents that he has delivered to the Corporate Group all writings, devices (including disks or other electronic media) and other records containing Confidential Information or Proprietary Information or otherwise belonging to the Corporate Group, and that he will not retain (and will not deliver to anyone else) any of the same.

          b.   All Inventions that Employee conceived, developed or reduced to practice (alone or jointly with others) during his employment by the Corporate Group are the exclusive property of the Corporate Group, and Employee hereby assigns to the applicable member of the Corporate Group all of his right, title and interest in and to any such Inventions. “Inventions” means all inventions, original works of authorship and other trade secrets (including computer programs, procedures and processes) that relate to the business in which the Corporate Group is engaged or in which the Corporate Group is anticipated to become engaged as of the time of invention, whether or not they are patentable or registrable under copyright or similar laws. Without limiting the foregoing, Employee acknowledges that all original works of authorship that he made (alone or jointly with others) within the scope of his employment which relate to the Corporate Group’s business (or anticipated business) and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee agrees to assist the Corporate Group, at the Corporate Group’s expense, in every reasonable way to secure the Corporate Group’s rights in any Inventions and in any copyrights, patents or other intellectual property rights relating to those Inventions, including by disclosing to the Corporate Group all pertinent information and by executing all applications, assignments and other instruments that the Corporate Group deems useful in order to obtain such rights and/or in order to convey to the Corporate Group or its nominees the exclusive right, title and interest in and to such Inventions and such related rights.

          9.   Return of Property. Employee warrants that he has returned, or will return by November 1, 2004, all property of the Corporate Group, including all computers, printers and computer-related equipment and all copies of all documents in his possession, custody and control, excluding only two laptop computers that Employee shall be entitled to retain. Such property includes, without limitation, handwritten, typed, printed, photocopied, audio recorded, computer or diskette recorded materials prepared by him or any attorney, agent or other Corporate Group employee which relate in any way to the Corporate Group, including but not limited to any backup computer tapes from the Corporate Group’s servers that Employee has removed from the Company’s offices for safe-keeping.

          10.   Governing Law: This Separation Agreement and General Release shall be subject to and governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles. The parties hereby: (i) irrevocably submit to the jurisdiction of any state or federal court sitting in either the State of Colorado or the Commonwealth of Pennsylvania, for the purposes of any suit, action or other proceeding arising out of or relating to this Separation Agreement and General Release; and (ii) waive and agree not to assert in any such proceeding a claim that the parties are not personally subject to the jurisdiction of the court referred to above, or that the suit or action was brought in an inconvenient forum.

          11.   Entire Agreement. This Separation Agreement and General Release, together with the Option Amendment referenced in paragraph 2, are the sole, complete and entire agreements between the parties and supersede all prior negotiations and/or agreements proposed or otherwise, written or oral, concerning the subject matter hereof.

          12.   Remedies and Enforcement.

          a.   In the event of any breach or threatened breach of paragraph 6, paragraph 7 and/or paragraph 8 by Employee, the Company shall be entitled to cease any further payments under paragraph 1 hereof, provided that such cessation of payments shall not be construed as liquidated damages and shall not limit or restrict the Corporate Group’s right to obtain other legal or equitable remedies, including as provided in subparagraph b, below. Any such cessation shall not constitute a breach of this Agreement by the Company.

          b.   Employee acknowledges and agrees that it would be impossible or inadequate to calculate the Corporate Group’s damages from any breach of this Agreement. Accordingly, Employee agrees that, in addition to any other remedy available to it, each member of the Corporate Group will have the right to obtain an injunction restraining any breach or threatened breach of paragraph 6, paragraph 7 and/or paragraph 8 of this Agreement, and will be entitled to specific performance of any provision of this Agreement. The existence of any claim that Employee may have against any member of the Corporate Group, whether predicated on this Agreement or not, will not constitute a defense to the enforcement of these covenants by the Corporate Group. In the event of any judicial proceeding, the prevailing party shall be entitled to recover its attorneys’ fees and all other costs and expenses associated therewith.

          13.   Cooperation. Employee will, in the event that the Corporate Group becomes involved in any legal action relating to events which occurred during his employment, cooperate to the fullest extent possible in the preparation, prosecution, or defense of the Corporate Group’s case, including, but not limited to, the execution of affidavits or documents, testifying, or providing information requested by the Corporate Group, such assistance to be provided at the Corporate Group’s expense.

          14.   Knowing and Voluntary Settlement. IN EXECUTING THIS SEPARATION AGREEMENT AND GENERAL RELEASE, EMPLOYEE HEREBY REPRESENTS THAT HE HAS BEEN AFFORDED A PERIOD OF NOT LESS THAN 21 DAYS TO CONSIDER THIS SEPARATION AGREEMENT AND GENERAL RELEASE; THAT HE HAS COMPLETELY AND CAREFULLY READ THIS SEPARATION AGREEMENT AND GENERAL RELEASE; THAT HE HAS HAD THE OPPORTUNITY TO HAVE AN ATTORNEY EXPLAIN TO HIM THE TERMS OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE; THAT HE WILL BE PERMITTED TO REVOKE THIS SEPARATION AGREEMENT AND GENERAL RELEASE AT ANY TIME DURING THE PERIOD OF 7 DAYS FOLLOWING THE EXECUTION HEREOF BY DELIVERING WRITTEN NOTICE OF SUCH REVOCATION BY HAND DELIVERY OR FAX TO THE COMPANY’S GENERAL COUNSEL AT FAX NO. (617) 848-8302; THAT HE KNOWS AND UNDERSTANDS THE CONTENTS OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE; THAT THE TERMS OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE ARE TOTALLY SATISFACTORY TO AND FULLY UNDERSTOOD AND VOLUNTARILY ACCEPTED BY HIM, AND THAT, OTHER THAN THE PAYMENT IN PARAGRAPH ONE AND THE OPTION AMENDMENT SUMMARIZED IN PARGRAPH 2, NO PROMISES OR REPRESENTATIONS OF ANY KIND HAVE BEEN MADE TO EMPLOYEE BY OR ON BEHALF OF EITHER THE COMPANY OR ANY OF THE COMPANY RELEASED PARTIES. EMPLOYEE FURTHER CERTIFIES THAT HE HAS THE INTENTION OF RELEASING ALL POTENTIAL CLAIMS HE MAY HAVE IN EXCHANGE FOR THE CONSIDERATION DESCRIBED HEREIN, WHICH HE ACKNOWLEDGES AS ADEQUATE AND SATISFACTORY TO HIM. EMPLOYEE FURTHER CERTIFIES THAT HE EXECUTES THIS SEPARATION AGREEMENT AND GENERAL RELEASE AS HIS OWN FREE ACT AND DEED AND THAT THIS SEPARATION AGREEMENT AND RELEASE WAS ENTERED INTO WITHOUT FRAUD, DURESS OR COERCION.

          15.   Effect of Settlement. The Company and Employee intend this Separation Agreement and General Release to be legally binding upon and inure to the benefit of each of them and their respective heirs, administrators, executors, successors and assigns.

          16.   Parties Benefited; Assignment. This Agreement shall be binding on the Employee and the Company, and their respective successors and assigns. In addition, this Agreement is intended to benefit the other members of the Corporate Group and the other Released Parties, and may be enforced by any of the same. This Agreement shall be assignable to any purchaser of or other successor to all or any substantial portion of the Company Business, and any such purchaser or success shall be entitled to enforce Employee’s covenants made herein either in its own name or in the name of the Company.

          17.   Severability. Excluding the general release set forth in paragraph 4, should any provision of this Separation Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of the Separation Agreement and General Release in full force and effect. However, if any portion of the general release language were ruled to be unenforceable for any reason, Employee shall return the consideration paid hereunder to the Company and the Option Amendment shall immediately be rendered null and void ab initio.

     IN WITNESS WHEREOF, the aforesaid parties have hereunto set their hands and seals as of the day below written.

WITNESS:	MICHAEL J. PHELAN
______________________________	/s/ _____________________________
[full signature]
Executed on: October 28, 2004

ATTEST:	SANZ INC.
______________________________	By: /s/ __________________________
Name: Hugh A. O'Reilly
Title: Vice President
Executed on: November 1, 2004